Exhibit 99.1

Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Dana Ripley (Media): dana.ripley@aig.com

Sabra Purtill Named Permanent CFO of AIG

Shane Fitzsimons Steps Down Following a Medical Leave of Absence

NEW YORK – June 21, 2023 – American International Group (NYSE: AIG) today announced that Sabra Purtill, who has served as Interim Chief Financial Officer since January 2023, has been named to the role on a permanent basis, effective immediately. Shane Fitzsimons will step down from his position following a medical leave of absence.

Peter Zaffino, Chairman & Chief Executive Officer of AIG, stated: “Shane played a critical role in the successful execution of major strategic initiatives, including AIG 200, our company-wide transformation program, the operational separation of the Life and Retirement business from AIG, and the Corebridge IPO, to name a few. I am personally very grateful for his partnership and the lasting contributions he made across the organization. On behalf of the AIG Board of Directors and all our colleagues, I wish Shane the very best as he focuses on his health and his family.”

Mr. Zaffino added: “We are fortunate to have Sabra as part of our leadership team. She has held several senior roles at the company since first joining AIG in 2019 and, coupled with her significant industry experience and strong financial background, will provide important continuity in the Chief Financial Officer position. I look forward to continuing to work with Sabra as we execute on AIG’s strategic priorities and position the company for the future.”

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About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies offer insurance solutions that help businesses and individuals in approximately 70 countries and jurisdictions protect their assets and manage risks. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement and general insurance operations of American International Group, Inc. For additional information, please visit our website at

www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.